  Exhibit 99.1

Issuer Direct Update on Quarterly Cash Dividend

MORRISVILLE, NC / ACCESSWIRE / October 11, 2018 / Issuer Direct Corporation (NYSE American: ISDR), an industry-leading communications and compliance company, today announced that its Board of Directors has determined to suspend the quarterly cash dividend of $0.05 per share beginning with the third quarter ended September 30, 2018, in order to fund future opportunities of the business.

At this time, the Company's Board of Directors believes the best use of the Company's funds is to reinvest in the business, more specifically, investing in its technology platform and expanding its sales and marketing team as well as acquiring complementary businesses, products, technologies and/or assets.

"Over the last three years, the Company has returned $1.6 million to our shareholders by way of quarterly dividends. Suspending the dividend clearly indicates our view on the importance of investing in our technology and sales efforts to fuel our top line growth and using our cash to acquire strategically aligned businesses and technologies," said Brian R. Balbirnie, Chief Executive Officer.

Any future cash dividends must be approved by the Company's Board of Directors and announced by the Company. Payment of future dividends is at the discretion of the Board of Directors and will depend upon the options available for alternative uses of cash, as well as, the Company’s revenue, earnings, cash flow from operations and the overall outlook for the Company's business.

About Issuer Direct Corporation

Issuer Direct® is an industry-leading communications and compliance company focusing on the needs of corporate issuers. Issuer Direct's principal platform, Platform id., empowers users by thoughtfully integrating the most relevant tools, technologies and services, thus eliminating the complexity associated with producing and distributing financial and business communications. Headquartered in RTP, NC, Issuer Direct serves more than 2,500 public and private companies in more than 18 countries. For more information, please visit www.issuerdirect.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs, such as "will," "should," "would," "may," and "could," are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K/A for the year ended December 31, 2017, including but not limited to the discussion under "Risk Factors" therein, which the Company will file with the SEC and which may be viewed at http://www.sec.gov/.

Contact:
Brian R. Balbirnie
Issuer Direct Corporation
919-481-4000
brian.balbirnie@issuerdirect.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

SOURCE: Issuer Direct Corporation